SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2004

CERUS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive
Concord, California 94520
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Item 5.  Other Events and Required FD Disclosure.

On May 26, 2004, during an analyst conference Claes Glassell, the president and chief executive officer of Cerus Corporation (the “Company”), confirmed the Company’s continued focus on its proprietary, versatile vaccine platform to stimulate the immune system to target and attack cancer cells, which the Company currently believes will be in clinical trials by the end of 2005.  Mr. Glassell also estimated that 2004 product sales revenues from the INTERCEPT Blood System for platelets in Europe would be between $2,000,000 to $3,000,000. The Company’s agreement with Baxter Healthcare Corporation provides that Baxter will receive all of the revenue from the sales of the illumination devices for the INTERCEPT Blood System for platelets and the Company will receive approximately 33.5% of the revenue from the sales of inactivation system disposables for the INTERCEPT Blood System for platelets after each party is reimbursed for its cost of goods to the extent the cost exceeds specific amounts. The Company expects to recognize any revenue from product sales of the INTERCEPT Blood System for platelets as deferred revenue until the loan dispute with Baxter Capital Corporation is resolved and cannot predict when this will occur.

The preceding discussion includes forward-looking statements that involve risks and uncertainties.  When used herein, the words “believe,” “estimate,” “expect” and similar expressions are intended to identify such forward-looking statements.  There can be no assurance that these statements will prove to be correct.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results indicated by such forward-looking statements, including the risks and uncertainties of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, reimbursement, market acceptance of products, competitive conditions, the outcome of the dispute with Baxter Capital Corporation and other factors discussed in our documents filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update any of the forward-looking statements contained herein to reflect any future events or developments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: May 27, 2004	By:	/s/ Gregory W. Schafer
Gregory W. Schafer
Vice President, Finance and
Chief Financial Officer